                            Policy Split Option Rider

This rider provides the right to exchange this policy for two new policies, one on the life of each Insured, if certain conditions are met. We discuss this rider, and the rules that apply to it, in the provisions that follow.

Rider Part Of      This rider is made a part of this policy. The rider is in
policy             force from the date the  Policy is in force. All the
                   provisions of this policy apply to this rider, except for those that are inconsistent with this rider.

Rider Benefit      Subject to the provisions of this rider, this policy may be exchanged for two new life insurance policies, one on the life of each Insured. This right to exchange will be available for the six-month period beginning on:

                   1. The date six months after the effective date of a final decree of divorce, issued by a court of competent jurisdiction, ending the Insureds' marriage to each other, if the decree:

                      . First becomes effective at least one year after the policy Issue Date; and
                      . Remains in effect during the entire six-month period after it first becomes effective; or

                   2. The date that either:

                      . Section 2056 of the Internal Revenue Code (I.R.C.) is nullified or amended to eliminate or reduce the Insureds' federal estate tax marital deduction; or
                      .  The maximum federal estate tax rate given in I.R.C.
                         Section 2001 is reduced to a rate no more than one-half the rate in effect on the Issue Date of this policy; or

                   3. If this policy is owned by a corporation or partnership, the effective date that the corporation or partnership dissolves.

                   For the I.R.C. changes discussed in item 2 above, the six-month period will begin on the effective date of the change or, if later, the date the change is signed into law.

                   If this policy has a survivorship term rider, that rider's Face Amount will be added to the policy's Face Amount in computing the face amount of each new policy at the time of the split.

Policy Split       The face amount of each new policy will be one-half the Face
Method             Amount of this policy at the time of the split.

                   The policy date of each new policy will be the Date of Exchange (discussed later in this rider). The issue age for each new policy will be the age of that policy's Insured on their birthday nearest the policy date. For each new policy, the risk class will be the one we deem comparable to the highest risk class for that Insured under this policy. Each new policy may include benefit riders comparable to any included with this policy only with our consent.

                   The policy split option is allowed under either of two plans, described below in this provision. Each new policy may be issued under either plan.

SSOR-2004                                                             (rs04mars)

                         Plan 1 - Fixed Premium Permanent Life Policy. The new policy will be a fixed premium permanent life insurance policy offered by us or one of our affiliates on the Date of Exchange. Not all the fixed premium permanent life insurance policies offered by us, or one of our affiliates, on the Date of the Exchange, however, may qualify for Plan 1. The death benefit option will be the same as for this policy. However, if the Death Benefit Option in effect for this policy on the date before the Date of Exchange is not available on the new policy, the death benefit option on the new policy will be the one that we determine to be closest to the one on this policy. All premiums, rates, and other values will be based on the policy date of the new policy and the life and risk class of the policy Insured. A new policy under Plan 1 will not be available for an Insured if that Insured's issue age under the new policy would exceed 85.

                         Plan 2 - Flexible Premium Adjustable Life Policy. The new policy will be a flexible premium adjustable life insurance policy offered by us or one of our affiliates on the Date of Exchange. Not all the flexible premium adjustable life insurance policies offered by us, or one of our affiliates, on the Date of Exchange, however, may qualify for Plan 2. The death benefit option will be the same as for this policy. However, if the Death Benefit Option in effect for this policy on the day before the Date of Exchange is not available on the new policy, the death benefit option on the new policy will be one that we determine to be closest to the one on this policy. All premiums, monthly charges, and surrender charges will be based on the policy date of the new policy and the life and risk class of the policy Insured. A new policy under Plan 2 will not be available for an Insured if that Insured's issue age under the new policy would exceed 90.

                         Plan 3 - Flexible Premium Adjustable Variable Life Policy. The new policy will be a flexible premium adjustable variable life insurance policy offered by us, or one of our affiliates, on the Date of Exchange. Not all the flexible premium adjustable variable life insurance policies offered by us, or one of our affiliates, on the Date of Exchange, however, may qualify for Plan 3. The death benefit option will be the same as for this policy. However, if the Death Benefit Option in effect for this policy on the date before the Date of Exchange is not available on the new policy, the death benefit option on the new policy will be the one that we determine to be closest to the one on this policy. All premiums, monthly charges, and surrender charges will be based on the Policy Date of the new policy and the life and risk class of the Insured. A new policy under Plan 3 will not be available for an Insured if that Insured's issue age under the new policy would exceed 85.

                   Payment of the first premium for each new policy is required before the exchange can be completed. The account value of this policy will be applied to reduce the premiums for the first year under the new policies. We will waive any surrender charge that applies to this policy at the time of the split. We will also waive any applicable premium expense charge for the first premium paid on the new policies. Any account value not needed for the new policies will be paid in cash when the exchange is complete.

Date Of            The Date of Exchange will be the Monthly Charge Date that is
Exchange           on, or precedes, the later of:

                   . The date we approve both applications for exchange; and . The date we have received, at our Administrative Office, the first premiums due under both new policies.

SSOR-2004                                                             (rs04mars)

                   Example: The Monthly Charge Date is the 10th of each month. We approve the applications for exchange on May 5, 20X8. The first premiums for the new policies are paid on May 15, 20X8. The Date of Exchange will be May 10, 20X8.

                   This policy will continue in force to, but not including, the Date of Exchange.

Requirements       To make an exchange, all of the following conditions must be
For Exchange       met as of the Date of Exchange:

                   1. This policy and rider are in force; and

                   2. Both Insureds are living; and

                   3. For each new policy, the Owner of that policy must have an insurable interest in the life of the Insured; and

                   4. The Attained Age of the Insured is younger than 85 if Plan
                      1 or Plan 3 is elected or younger than 90 if Plan 2 is elected; and

                   5. The face amount and premium for each new policy must meet our published minimum limits; and

                   6. The highest risk class under this policy for each Insured must not be higher than the highest risk class available under the new policy for that Insured. If we determine that the highest risk class of any coverage under this policy for either Insured is higher than the highest risk class available under the new policy for that Insured, exchange under this rider will not be allowed.

                   Before the exchange can become effective, we require:

                   1. For each new policy, a written application for exchange, received by us at our Administrative Office; and

                   2. Evidence, satisfactory to us, that both Insureds are
                      living and that the Owner of each new policy has an insurable interest in the life of the Insured under the policy; and

                   3. Evidence, satisfactory to us, of:

                      . Divorce of the Insureds, if that is the reason for the exchange; or
                      . Dissolution of the corporation or partnership owning this policy, if that is the reason for the exchange; and

                   4. Payment to us of the first premium due under both new
                      policies; and

                   5. Payment of a fee of $250.

                   No other evidence of insurability will be required.

The New            Insurance under each new policy will be effective as of the
Policies           Date of Exchange.

                   After exchange, each new policy will be considered to have been issued as of its policy date. However, it will be modified to show that the contestable and suicide periods will be measured from the date(s) applicable under this policy. Each new policy for an Insured will be subject to any limitations of risk with respect to that Insured under this policy and subject to any assignments outstanding against this policy.

Termination Of     This rider will continue in force until the time any of the
This Rider         following occurs:

                   . The Policy Anniversary Date on which the Attained Age of the older Insured becomes 90; or

SSOR-2004                                                             (rs04mars)

                   . Death of the first Insured to die; or . Exchange of this policy for two new policies under the terms of this rider; or
                   . Change of this policy to a different policy under which this rider is not available; or
                   .  Termination of this policy for any other reason.

                   MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY

/s/ R J O'Connell                                   /s/ Ann F. Lomeli
   PRESIDENT                                             SECRETARY

SSOR-2004                                                             (rs04mars)